CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated May 3, 2002 on the financial statements and financial highlights of the Duncan Hurst Aggressive Growth Fund, the Duncan Hurst International Growth Fund, the Duncan Hurst Large Cap Growth - 20 Fund, and the Duncan Hurst Technology Fund. Such financial statements and financial highlights appear in the 2002 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.





                                            /s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 29, 2002